Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Unisys Corporation, the registrant, a Delaware company, has no parent. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the company has no significant subsidiaries as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2025.